WOLVERINE TUBE, INC.
200 Clinton Avenue, Suite 1000
Huntsville, Alabama 35801
256 890 0460 / fax 256 890 0470

September 23, 2008

Garry K. Johnson
9767 Poplar Point Rd.
Athens, AL 35611

Re: Incentive Agreement

Dear Garry:

This letter agreement (“Letter Agreement”) shall serve as a formal and binding commitment by Wolverine Tube, Inc. (“Company”) to offer you certain incentives as outlined herein in exchange for your commitment to remain employed with the Company and your agreement to add “Golden Dragon Precise Copper Tube Group” to Appendix B of your 2002 Change-in-Control, Severance and Non-Competition Agreement.

Reference is made to that certain letter agreement between you and the Company dated March 11, 2007 (the “2007 Change-in-Control Payment Agreement”).

Under the 2007 Change-in-Control Payment Agreement, the Company agreed to pay you a lump sum payment of One Hundred Twenty-five Thousand and no/100 Dollars ($125,000.00) (the “2007 Change-in-Control Payment”) in exchange for your agreement to delay any right to receive the benefits described in Section 1(b)(i) (“the Change-in-Control Benefits”) of the 2002 Change-in Control, Severance and Non-Competition Agreement you entered into with the Company on July 12, 2002 (“the Change-in-Control Agreement”) until such right expires, as it relates to the change in control of the Company that occurred on February 16, 2007.

According to the 2007 Change-in-Control Payment Agreement, if you terminate your employment within two years from the date your right to exercise the Change-in-Control Benefits expires, which is February 16, 2009, and seek the Change-in-Control Benefits; and/or otherwise exercise your rights under the Change-in-Control Agreement, including but not limited to resignation with Good Reason as defined in Section 1(a)(iii) therein, you are obligated to immediately return the 2007 Change-in-Control Payment to the Company, together with six percent (6%) interest per annum.

By this Letter Agreement, the Company agrees to extend the date by which you may exercise your right to the Change-in-Control Benefits until February 16, 2010. Please note that you will remain obligated to return the 2007 Change-in-Control Payment of $125,000, together with six percent (6%) interest per annum, if you elect to exercise your right to the Change-in-Control Benefits and/or otherwise exercise your rights under the Change-in-Control Agreement prior to February 16, 2009.

In addition, effective September 8, 2008, the Company will increase your annualized salary from $212,000 to $232,000.

WOLVERINE TUBE, INC.
200 Clinton Avenue, Suite 1000
Huntsville, Alabama 35801
256 890 0460 / fax 256 890 0470

You agree that Appendix B of the Change-in-Control Agreement will now include “Golden Dragon Precise Copper Tube”. The Change-in-Control Agreement remains in full force and effect, unless otherwise modified by this Letter Agreement, specifically including your Secrecy, Non-Solicitation and Non-Competition obligations as set forth in Section 2 of the Change-in-Control Agreement.

Please sign where indicated below to acknowledge your agreement to the terms and conditions of this Letter Agreement.

We look forward to your continued employment and service as a key member of management.

Wolverine Tube, Inc.

/s/ Harold M. Karp
Harold M. Karp
Its: President and Chief Operating Officer

/s/ Garry K. Johnson
Garry K. Johnson
Senior Vice President, Sales and Customer Relations